UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2023

Martin Midstream Partners L.P.

(Exact name of registrant as specified in its charter)

Delaware	000-50056	05-0527861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4200 Stone Road, Kilgore, Texas 75662

(Address of principal executive offices, including zip code)

(903) 983-6200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partnership interests	MMLP	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 30, 2023, Martin Operating Partnership L.P. (the “Operating Partnership”), a wholly owned subsidiary of Martin Midstream Partners L.P. (the “Partnership”), the Partnership and certain of the Partnership’s other subsidiaries entered into an Amendment and Restatement Agreement (the “Amendment and Restatement Agreement”) with Royal Bank of Canada, as administrative agent and collateral agent, Wells Fargo Bank, N.A., as syndication agent and as an L/C Issuer, and the lenders party thereto.

Upon satisfaction of certain conditions therein, including the issuance of the New Notes (as defined below), the Amendment and Restatement Agreement will be effective to amend and restate the Third Amended and Restated Credit Agreement, dated as of March 28, 2013, by and among the Operating Partnership, as the borrower, the Partnership, as a guarantor, Royal Bank of Canada, as administrative agent and certain other agents and lenders parties thereto (the “Existing Credit Agreement”) into the Fourth Amended and Restated Credit Agreement (the “Amended Credit Agreement”), to be dated as of the date of the indenture for the New Notes (the “Closing Date”).

The Amended Credit Agreement will permit the Operating Partnership to borrow up to $200.0 million on a revolving credit basis (the “Commitments”). The Commitments will be reduced to $175.0 million on June 30, 2023, and will be further reduced to $150.0 million on June 30, 2024. The revolving credit facility can be increased from time to time upon written request by the Operating Partnership, subject to certain conditions (including the consent of the increasing lenders), up to an additional $50.0 million. The maturity date for the Amended Credit Agreement will be the date that is four (4) years after the Closing Date.

The proceeds of the loans under the Amended Credit Agreement will be used for ongoing working capital needs and general partnership purposes, including to finance permitted investments, acquisitions and capital expenditures and to pay fees and expenditures in connection with the Amended Credit Agreement.

The Amended Credit Agreement will be guaranteed by the Partnership and substantially all of its subsidiaries, other than Martin ELSA Investment LLC (the “Guarantors”). Obligations under the Amended Credit Agreement will be secured by first priority liens on substantially all of the assets of the Operating Partnership and the Guarantors, including, without limitation, inventory, accounts receivable, bank accounts, marine vessels, equipment, fixed assets and the interests in certain subsidiaries.

All amounts outstanding under the Amended Credit Agreement may be repaid at any time without premium or penalty (other than customary breakage costs associated with Term SOFR (as defined in the Amended Credit Agreement)), subject to certain notice requirements. The Amended Credit Agreement requires mandatory prepayments of amounts outstanding thereunder with excess cash that exceeds $25.0 million and the net proceeds of certain asset sales, equity issuances and debt incurrences.

Borrowings under the Amended Credit Agreement bear interest, at the Operating Partnership’s option, at either at the Adjusted Term SOFR (as defined in the Amended Credit Agreement), plus an applicable margin, or the Base Rate (the highest of the Federal Funds Rate plus 0.50%, the one-month Adjusted Term SOFR plus 1.0%, or the administrative agent’s prime rate) plus an applicable margin. The Operating Partnership will pay a per annum fee on all letters of credit issued under the Amended Credit Agreement, and will also pay a commitment fee per annum on the unused Commitments under the Amended Credit Agreement. The applicable margins for the interest rate will vary quarterly based on the Total Leverage Ratio (as defined in the Amended Credit Agreement, being generally computed as the ratio of total funded debt to consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash charges) and are as follows:

Leverage Ratio	Base Rate Loans	Term SOFR Rate Loans and Letters of Credit
Less than 3.00 to 1.00	1.75%	2.75%
Greater than or equal to 3.00 to 1.00 and less than 3.50 to 1.00	2.00%	3.00%
Greater than or equal to 3.50 to 1.00 and less than 4.00 to 1.00	2.25%	3.25%
Greater than or equal to 4.00 to 1.00 and less than 4.50 to 1.00	2.50%	3.50%
Greater than or equal to 4.50	2.75%	3.75%

The Amended Credit Agreement will include financial covenants that are tested on a quarterly basis, based on the rolling four quarter period that ends on the last day of each fiscal quarter, that require maintenance of:

•	a minimum Interest Coverage Ratio (as defined in the Amended Credit Agreement) of at least 2.00:1.00;

•	a maximum Total Leverage Ratio of not more than 4.75:1.00, stepping down to 4.50:1.00 on March 31, 2025; and

•	a maximum First Lien Leverage Ratio (as defined in the Amended Credit Agreement) of not more than 1.50:1.00.

In addition, the Amended Credit Agreement will contain various covenants, which, among other things, limit the ability of the Partnership and its restricted subsidiaries to: (i) grant or assume liens; (ii) make investments (including investments in joint ventures) and acquisitions; (iii) enter into certain types of hedging agreements; (iv) incur or assume indebtedness; (v) sell, transfer, assign or convey assets; (vi) repurchase equity, make distributions (including a limit on their ability to make quarterly distributions to unitholders in excess of $0.005 per unit unless Total Leverage Ratio is below 4.50:1:00, pro forma First Lien Leverage Ratio is less than 1.00:1.00, and pro forma liquidity is greater than or equal to 35% of the Commitments under the Amended Credit Agreement) and certain other restricted payments; (vii) change the nature of their business; (viii) engage in transactions with affiliates; (ix) enter into certain burdensome agreements; (x) make certain amendments to the Omnibus Agreement (as defined in the Amended Credit Agreement) and their material agreements; and (xi) permit their joint ventures to incur indebtedness or grant certain liens.

The Amended Credit Agreement will contain customary events of default, including, without limitation: (i) failure to pay any principal, interest, fees, expenses or other amounts when due; (ii) failure to meet the quarterly financial covenants; (iii) failure to observe any other agreement, obligation, or covenant in the Amended Credit Agreement or any related loan document, subject to cure periods for certain failures; (iv) the failure of any representation or warranty to be materially true and correct when made; (v) the Partnership’s or any of its subsidiaries’ default under other indebtedness that exceeds a threshold amount; (vi) bankruptcy or other insolvency events involving the Partnership or any of its subsidiaries; (vii) judgments against the Partnership or any of its subsidiaries, in excess of a threshold amount; (viii) certain ERISA events involving the Partnership or any of its subsidiaries, in excess of a threshold amount; (ix) a change in control (as defined in the Amended Credit Agreement ); and (x) the invalidity of any of the loan documents or the failure of any of the collateral documents to create a lien on the collateral.

The Amended Credit Agreement will contain certain default provisions relating to Martin Resource Management Corporation. If Martin Resource Management Corporation no longer controls the Partnership’s general partner, the lenders under the Amended Credit Agreement may declare all amounts outstanding thereunder immediately due and payable. In addition, an event of default by Martin Resource Management Corporation under its credit facility could independently result in an event of default under the Amended Credit Agreement if it is deemed to have a material adverse effect on us.

If an event of default relating to bankruptcy or other insolvency events occurs with respect to the Partnership or any of its subsidiaries, all indebtedness under the Amended Credit Agreement will immediately become due and payable. If any other event of default exists under the Amended Credit Agreement, the lenders may terminate their Commitments, accelerate the maturity of the indebtedness outstanding under the Amended Credit Agreement and exercise other rights and remedies. In addition, if any event of default exists under the Amended Credit Agreement, the lenders may commence foreclosure or other actions against the collateral.

On January 30, 2023, the Partnership issued a press release announcing the Amended Credit Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The foregoing description of the Amended Credit Agreement, including Exhibit 99.1, does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Credit Agreement, a copy of which is filed as Annex A to the Amendment and Restatement Agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 regarding the Amended Credit Agreement is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On January 30, 2023, the Partnership issued a press release announcing the proposed offering (the “Offering”) by the Partnership and its wholly owned subsidiary, Martin Midstream Finance Corp. (together with the Partnership, the “Issuers”), of $400 million in aggregate principal amount of senior secured second lien notes due 2028 (the “New Notes”). A copy of the press release announcing the Offering is attached hereto as Exhibit 99.2 and incorporated by reference herein.

Also on January 30, 2023, the Partnership issued a press release announcing the commencement of its cash tender offers (the “Tender Offers”) to purchase (i) any and all of the approximately $53.7 million outstanding aggregate principal amount of the Issuers’ 10.00% senior secured 1.5 lien notes due 2024 (the “2024 Notes”) and (ii) any and all of the approximately $291.4 million outstanding aggregate principal amount of the Issuers’ 11.50% senior secured second lien notes due 2025 (the “2025 Notes” and, together with the 2024 Notes, the “Existing Notes”), subject to certain conditions, including the consummation of the Offering. To the extent any Existing Notes remain outstanding after the consummation of the Tender Offers, the Partnership will exercise its optional redemption rights with respect to any outstanding Existing Notes and satisfy and discharge each indenture governing the Existing Notes (the “Indentures”), as applicable, on the settlement date, in accordance with the terms of the Indentures. A copy of the press release announcing the Tender Offers is attached hereto as Exhibit 99.3 and incorporated by reference herein.

This Current Report on Form 8-K does not constitute a notice of redemption under the Indentures, nor an offer to tender for, or purchase, any Existing Notes or any other security, nor does it constitute an offer to sell or the solicitation of an offer to buy the New Notes.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*	Amendment and Restatement Agreement, dated as of January 30, 2023, by and among Martin Operating Partnership L.P., as borrower, Martin Midstream Partners L.P., as guarantor, the other guarantors party thereto, the financial institutions party thereto as lenders, Royal Bank of Canada, as administrative agent and collateral agent, and Wells Fargo Bank, N.A., as syndication agent and L/C Issuer.

99.1	Press Release, dated January 30, 2023, announcing the Amended Credit Agreement.

99.2	Press Release, dated January 30, 2023, announcing the Offering.

99.3	Press Release, dated January 30, 2023, announcing the Tender Offers.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

*

This filing excludes certain schedules and exhibits pursuant to Item 601(a)(5) of Regulation S-K, which the registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request by the Commission; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or exhibits so furnished.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MIDSTREAM PARTNERS L.P.

By: Martin Midstream GP LLC,
Its General Partner

By:	/s/ Robert D. Bondurant
Robert D. Bondurant
President and Chief Executive Officer

Date: January 30, 2023

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